Exhibit 5.1

HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

September 12, 2025

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel, and Secretary of HNI Corporation, an Iowa corporation (the “Company”), and am rendering this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the registration under the Act of up to 26,668,061 shares (the “Shares”) of the Company’s common stock, par value $1.00, that are being issued or are issuable pursuant to the Agreement and Plan of Merger, dated as of August 3, 2025 (the “Merger Agreement”), by and among the Company, Geranium Merger Sub I, Inc., a direct, wholly-owned subsidiary of the Company (“Merger Sub Inc.”), Geranium Merger Sub II, LLC, a direct, wholly-owned subsidiary of the Company (“Merger Sub LLC”), and Steelcase Inc. (“Steelcase”), providing for the merger of Steelcase with and into Merger Sub Inc. (the “first merger”), whereupon the separate existence of Merger Sub Inc. will cease, and Steelcase will continue as the surviving corporation of the first merger and a direct wholly-owned subsidiary of the Company and immediately after the first merger, Steelcase will be merged with and into Merger Sub LLC (the “second merger”), whereupon the separate existence of Steelcase will cease, and Merger Sub LLC will continue as the surviving company of the second merger and a direct wholly-owned subsidiary of the Company.

I, or members of my staff, have reviewed such corporate records, certificates, and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

I have assumed (i) the legal capacity of all individuals who have executed any of the documents reviewed by us, (ii) that all signatures are genuine, (iii) that all documents submitted to me as originals are authentic, (iv) that all copies of documents submitted to me conform to the originals, (v) the Merger Agreement is a legal, valid and binding obligation of each party to it other than the Company, Merger Sub Inc. and Merger Sub LLC, enforceable against each such party in accordance with its terms, (vi) all parties to the Merger Agreement, other than the Company, Merger Sub Inc. and Merger Sub LLC, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and (vii) all parties to the Merger Agreement, other than the Company, Merger Sub Inc. and Merger Sub LLC, duly authorized the Merger Agreement by all requisite action, corporate or otherwise, and duly executed and delivered the Merger Agreement.

In furnishing this opinion, I have further assumed that, before the issuance of the Shares, the conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived.

Based upon the above, and subject to the stated assumptions, exceptions, and qualifications, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered, and paid for as contemplated in the Registration Statement and in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid, and non-assessable.

I am a member of the bar of the State of Iowa. I do not express any opinion herein on any laws other than the law of the State of Iowa. I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I also hereby consent to the reference to my name under the heading “Legal Matters” in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely yours,

/s/ Steven M. Bradford, Esq.
Steven M. Bradford, Esq.